Exhibit 8

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

August 14, 2007

Spartan Stores, Inc.
850 76th Street SW
PO Box 8700
Grand Rapids, Michigan 49518-8700

Re:	Spartan Stores, Inc. - 3.375% Convertible Senior Notes due 2027

Ladies and Gentlemen:

          We have acted as special tax counsel to Spartan Stores, Inc., a Michigan corporation (the "Company"), in connection with the registration for resale pursuant to a prospectus on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission (the "Commission") of $110,000,000 aggregate principal amount of the Company's 3.375% Convertible Senior Notes due May 15, 2027 (the "Notes"), issued pursuant to that certain Indenture, dated as of May 30, 2007 (the "Indenture"), between the Company and The Bank of New York Trust Company, N.A. as Trustee.

          As special tax counsel to the Company in rendering the opinion set forth below, we have relied, with your permission, upon the accuracy of the representations made by the Company to us as set forth in that certain representation letter of the Company addressed to us, dated as of May 30, 2007 (the "Representation Letter"). Moreover, you agree that by virtue of your acceptance of this letter you hereby reaffirm each of the representations set forth in the Representation Letter.

          In addition, we have examined and relied upon originals or copies of such agreements, instruments, certificates, records and other documents (collectively, the "Documents") and have made such examination of law as we have deemed necessary or appropriate for the purpose of this letter. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also reviewed such questions of law as we have considered necessary for purposes of the opinion expressed herein. We have assumed the due authorization, execution and delivery of all agreements referred to herein by all the parties thereto and that such agreements are valid and binding agreements of the parties thereto. We have assumed that each of the parties to any such agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it. Our opinion is also based on the

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Spartan Stores, Inc.
August 14, 2007

assumption that there are no agreements or understandings with respect to those transactions contemplated in the Documents other than those contained therein. Furthermore, our opinion is based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

          Based upon the foregoing and consideration of such matters as we have deemed appropriate, we confirm and adopt as our opinion the statements in the Registration Statement under the heading "U.S. Federal Income Tax Considerations."

          In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or to advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the above-referenced documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion, unless we are specifically engaged to do so.

          We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm (as special tax counsel to the Company) and the summarization of our opinion under the heading "U.S. Federal Income Considerations" in the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Sidley Austin LLP

By: /s/ Sidley Austin LLP